Contact:	Claudia San Pedro
Vice President of Investor Relations
and Brand Strategies
(405) 225-4846

SONIC REPORTS YEAR-END 2009 EARNINGS

Maintains Traffic in Challenging Environment

OKLAHOMA CITY (October 20, 2009) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the fourth quarter and fiscal year ended August 31, 2009.  Key aspects of the company's fourth quarter report included:

•	Net income per diluted share for the quarter totaled $0.28 versus $0.33 in the year-earlier quarter;
•	System-wide same-store sales declined 4.5% for the fourth quarter; same-store sales at partner drive-ins (those in which the company owns a majority interest) declined 5.3% in the quarter;
•
System-wide new drive-in openings totaled 41 compared with 58 in the fourth quarter last year, reflecting primarily the company's recent decision to slow partner drive-in development in conjunction with its refranchising initiative; franchisees opened 40 drive-ins versus 45 drive-ins in the same period last year; and

•	The refranchising of 11 partner drive-ins during the quarter; these transactions bring to 205 the total number of drive-ins refranchised during fiscal 2009.

"The past quarter and year have been challenging for us," said Clifford Hudson, Chairman and Chief Executive Officer.  "While sales performance is not where we would like it to be, we do feel positive about our ability to maintain traffic at a relatively flat level.  Given the level of consumer confidence and the state of the restaurant industry, we think this is a notable achievement.

"Clearly, the past year has been a period of rebuilding," Hudson added.  "We are pleased with the concrete steps we have taken to strengthen our sales and operating performance over time, and move our brand forward in difficult times.  We believe these steps will position us for improved sales and operational performance as consumer discretionary spending improves."

Last year at this time, Sonic responded to a changing market by implementing a number of new initiatives, including refranchising, a new strategic pricing program and renewed emphasis on customer service.  The refranchising program, aimed at improving the performance of partner drive-ins, reduces the overall risk of Sonic's business and provides a less volatile financial model for stockholders.

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SONC Reports Year-end 2009 Results

October 20, 2009

The refranchising initiative was originally envisioned as a multi-year program to increase the mix of franchise drive-ins from 80% to 86%-88% of the chain.  Because of the favorable response this program received among new and existing franchisees, the bulk of the planned refranchising was completed in just one year, with the sale of 205 partner drive-ins.  The success of this program, together with the planned moderation of partner drive-in development and ongoing expansion of franchise drive-ins, has increased the mix of franchised drive-ins to approximately 87% of the chain at fiscal year-end 2009.

Although Sonic experienced a slowdown in the pace of new franchise drive-in openings during the past year as the credit markets tightened, management was pleased to see the company's overall development program remain at a solid level and well above the industry average.  Continuing the momentum seen in recent years with new market expansion, Sonic opened its first Sonic Drive-Ins in Maryland, Massachusetts, Montana, New York, and Wisconsin during fiscal 2009, helping to increase the breadth of the company's brand footprint to 42 states, up from 29 just four years ago.  Importantly, these new drive-ins have received very warm receptions from avid customers, with great crowds that continue to drive record sales volumes and demonstrate the effectiveness of Sonic's national cable advertising strategy.

Over the next year, the company will continue to build upon its fiscal 2009 initiatives, emphasizing Sonic's core strengths of product and service differentiation by promoting distinctive products with a compelling value to the consumer.

Income Statement Overview
For the fourth quarter ended August 31, 2009, revenues declined 23% to $173.8 million from $226.9 million in the year-earlier period, reflecting primarily the impact of refranchising on the company's revenue mix as well as lower restaurant sales at partner drive-ins.  Net income for the quarter was $16.9 million or $0.28 per diluted share, declining 17% and 15%, respectively, from $20.2 million or $0.33 per diluted share in the same quarter last year.  Excluding special items, detailed below, earnings per share were $0.29 for the fourth quarter in fiscal 2009 compared with $0.31 in the prior-year period.

During the fourth quarter ended August 31, 2009, the company recognized pre-tax gains from refranchising partner drive-ins totaling $2.2 million, which were more than offset by pre-tax impairment charges totaling $3.3 million, as shown on the following table.

	Fourth Quarter Ended August 31, 2009		Fourth Quarter Ended August 31, 2008		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$16,888	$0.28	$20,244	$0.33	-17%	-15%
After-tax impact of refranchising gain	(1,382)	(0.02)	(1,664)	(.03)
After-tax impact of impairment provision	2,013	0.03	298	.01
Adjusted - Non-GAAP	$17,519	$0.29	$18,878	$0.31	-7%	-6%

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SONC Reports Year-end 2009 Results

October 20, 2009

For the fiscal year, revenues declined 11% to $718.8 million from $804.7 million in the prior year.  Net income on a year-to-date basis was $49.4 million or $0.81 per diluted share compared with $60.3 million or $0.97 per diluted share for the comparable period last year.  Excluding special items, detailed below, earnings per share were $0.72 for fiscal 2009 compared with $0.94 for fiscal 2008.

During the year ended August 31, 2009, the company recognized pre-tax gains from refranchising partner drive-ins totaling $13.2 million and a $6.4 million gain from the purchase of debt at a discount, which were partially offset by pre-tax impairment charges totaling $11.2 million, as shown on the following table.

	Fiscal Year Ended August 31, 2009		Fiscal Year Ended August 31, 2008		Year-Over-Year Percent Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported - GAAP	$49,442	$0.81	$60,319	$0.97	-18%	-16%
After-tax impact of refranchising gain	(8,096)	(0.13)	(1,907)	(.03)
After-tax impact of impairment provision	6,871	0.10	358	--
After-tax impact of gain from debt purchase	(3,928)	(0.06)	--	--
Adjusted - Non-GAAP	$44,289	$0.72	$58,770	$0.94	-25%	-23%

Same-Store Sales
For the fourth fiscal quarter ended August 31, 2009, system-wide same-store sales declined 4.5% versus a decrease of 0.6% for the same quarter last year, reflecting 4.4% lower same-store sales at franchise drive-ins and a 5.3% decline at partner drive-ins.  For fiscal 2009, system-wide same-store sales declined 4.3% versus an increase of 0.9% in the prior-year period.  The decline in system-wide same-store sales reflected 3.9% lower same-store sales at franchise drive-ins and a 6.4% decline at partner drive-ins.

Development
System-wide drive-in openings totaled 41 in the fourth quarter, including 40 franchise drive-ins, versus 58 new drive-in openings during the fourth quarter of fiscal 2008, including 45 by franchisees.  For fiscal 2009, system-wide drive-in openings totaled 141, including 130 franchise drive-ins, versus 169 in the year-earlier period, including 140 franchise drive-ins.  Sonic expects to open approximately 115 to 125 new drive-ins during fiscal 2010.

Concluding Comments
"While we recognize that challenging conditions still lie ahead for our company and industry, we have made tangible progress during the past year in strengthening our foundation in ways that position us to be more competitive and successful in the coming year," Hudson said.  "We have renewed an emphasis on Sonic's core advantages in product and service differentiation throughout our company, which we believe will translate into further improvements in overall customer satisfaction and heighten the Sonic Drive-In brand experience.  We have taken several steps to strengthen our partner drive-ins and expect to see further sales and operational improvements.  In addition, further emphasis on our franchising business model reduces financial and operational risk, which will provide more consistent and stable returns for our stockholders in the future."

SONC Reports Year-end 2009 Results

October 20, 2009

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's fourth quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until November 20, 2009.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

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SONC Reports Year-end 2009 Results

October 20, 2009

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2009	2008	2009	2008
Income Statement Data
Revenues:
Partner Drive-In sales	$128,402	$186,389	$567,436	$671,151
Franchise Drive-Ins:
Franchise royalties	37,944	35,158	126,706	121,944
Franchise fees	1,634	1,498	5,006	5,167
Gain on sale of Partner Drive-Ins	2,238	2,633	13,154	3,044
Other	3,605	1,235	6,487	3,407
	173,823	226,913	718,789	804,713
Costs and expenses:
Partner Drive-Ins:
Food and packaging	35,408	50,232	156,521	177,533
Payroll and other employee benefits	40,211	59,026	182,740	208,479
Minority interest in earnings of Partner Drive-Ins	3,680	5,342	15,351	21,922
Other operating expenses	28,702	40,317	125,615	140,168
	108,001	154,917	480,227	548,102

Selling, general and administrative	14,476	15,009	63,358	61,179
Depreciation and amortization	11,062	12,709	48,064	50,653
Provision for impairment of long-lived assets	3,260	472	11,163	571
	136,799	183,107	602,812	660,505

Income from operations	37,024	43,806	115,977	144,208

Interest expense	10,018	12,110	43,457	49,946
Gain from early extinguishment of debt	--	--	(6,382)	--
Interest income	(334)	(345)	(1,418)	(2,019)
Net interest expense	9,684	11,765	35,657	47,927
Income before income taxes	27,340	32,041	80,320	96,281
Provision for income taxes	10,452	11,797	30,878	35,962
Net income	$16,888	$20,244	$49,442	$60,319

Net income per share:
Basic	$0.28	$0.34	$0.81	$1.00
Diluted	$0.28	$0.33	$0.81	$0.97
Weighted average shares used in calculation:
Basic	61,052	60,370	60,761	60,403
Diluted	61,377	61,609	61,238	62,270

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SONC Reports Year-end 2009 Results

October 20, 2009

SONIC CORP.
Unaudited Supplemental Information

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2009	2008	2009	2008
Drive-Ins in operation:
Partner:
Total at beginning of period	492	682	684	654
Opened	1	13	11	29
Acquired from (sold to) franchisees	(11)	(9)	(205)	6
Closed	(7)	(2)	(15)	(5)
Total at end of period	475	684	475	684

Franchise:
Total at beginning of period	3,034	2,746	2,791	2,689
Opened	40	45	130	140
Acquired from (sold to) company	11	9	205	(6)
Closed (net of reopening)	(16)	(9)	(57)	(32)
Total at end of period	3,069	2,791	3,069	2,791

System-wide:
Total at beginning of period	3,526	3,428	3,475	3,343
Opened	41	58	141	169
Closed (net of reopening)	(23)	(11)	(72)	(37)
Total at end of period	3,544	3,475	3,544	3,475

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

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SONC Reports Year-end 2009 Results

October 20, 2009

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2009	2008	2009	2008

Sales Analysis
Partner Drive-Ins:
Total sales	$128,402	$186,389	$567,436	$671,151
Average drive-in sales	265	277	954	1,007
Change in same-store sales	-5.3%	-6.3%	-6.4%	-1.6%

Franchise Drive-Ins:
Total sales	$951,024	$892,371	$3,269,930	$3,139,996
Average drive-in sales	312	322	1,122	1,154
Change in same-store sales	-4.4%	0.7%	-3.9%	1.4%

System-wide:
Change in total sales	0.1%	4.1%	0.7%	5.6%
Average drive-in sales	$305	$313	$1,093	$1,125
Change in same-store sales	-4.5%	-0.6%	-4.3%	0.9%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONC Reports Year-end 2009 Results

October 20, 2009

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Fourth Quarter Ended		Fiscal Year Ended
	August 31,		August 31,
	2009	2008	2009	2008

Margin Analysis
Partner Drive-Ins:
Food and packaging	27.6%	27.0%	27.6%	26.5%
Payroll and employee benefits	31.3%	31.7%	32.2%	31.1%
Minority interest in earnings of Partner Drive-ins	2.9%	2.9%	2.7%	3.3%
Other operating expenses	22.4%	21.6%	22.1%	20.9%
	84.2%	83.2%	84.6%	81.8%

	August 31,	August 31,
	2009	2008
	(In thousands)
Balance Sheet Data
Total assets	$849,041	$836,312
Current assets	202,132	99,427
Current liabilities	117,319	112,542
Obligations under capital leases, long-term debt,
and other non-current liabilities	735,990	787,886
Stockholders' deficit	(4,268)	(64,116)

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